                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



NAME OF ISSUER                       Landec Corporation

TITLE OF CLASS OF SECURITIES         Common Stock

CUSIP NUMBER                         514766104


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G

CUSIP No. 514766104                                                Page 2 of 9

--------------------------------------------------------------------------------
1.       Name of reporting person
         S.S. or I.R.S. identification no. of above person

         Raychem Ventures, Inc.
--------------------------------------------------------------------------------
2.       Check the appropriate box if a member of a group*
         (a) (      )           (b) (     )

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       Citizenship or place of organization

         California
--------------------------------------------------------------------------------
                       5.     Sole Voting Power
                              587,750

                              --------------------------------------------------
Number of shares   )   6.     Shared Voting Power
Beneficially       )          NONE
Owned by each      )
Reporting          )          --------------------------------------------------
Person with:       )   7.     Sole Dispositive Power
                              587,750

                              --------------------------------------------------
                       8.     Shared Dispositive Power
                              NONE

--------------------------------------------------------------------------------
9.       Aggregate amount beneficially owned by each reporting person

         587,750
--------------------------------------------------------------------------------
10.      Check box if the aggregate amount in row (9) includes certain shares*

         Not applicable
--------------------------------------------------------------------------------
11.      Percent of class represented by amount in row 9

         5.5%
--------------------------------------------------------------------------------
12.      Type of Reporting person*

         CO
--------------------------------------------------------------------------------

                                      13G

CUSIP No. 514766104                                                Page 3 of 9

--------------------------------------------------------------------------------
1.       Name of reporting person
         S.S. or I.R.S. identification no. of above person

         Raychem International Manufacturing Corporation
--------------------------------------------------------------------------------
2.       Check the appropriate box if a member of a group*
         (a) (      )           (b) (     )

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       Citizenship or place of organization

         California
--------------------------------------------------------------------------------
                       5.     Sole Voting Power
                              36,613

                              --------------------------------------------------
Number of shares   )   6.     Shared Voting Power
Beneficially       )          NONE
Owned by each      )
Reporting          )          --------------------------------------------------
Person with:       )   7.     Sole Dispositive Power
                              36,613

                              --------------------------------------------------
                       8.     Shared Dispositive Power
                              NONE

--------------------------------------------------------------------------------
9.       Aggregate amount beneficially owned by each reporting person

         36,613
--------------------------------------------------------------------------------
10.      Check box if the aggregate amount in row (9) includes certain shares*

         Not applicable
--------------------------------------------------------------------------------
11.      Percent of class represented by amount in row 9

         .3%
--------------------------------------------------------------------------------
12.      Type of Reporting person*

         CO
--------------------------------------------------------------------------------

                                      13G

CUSIP No. 514766104                                                Page 4 of 9

--------------------------------------------------------------------------------
1.       Name of reporting person
         S.S. or I.R.S. identification no. of above person

         Raychem Corporation
--------------------------------------------------------------------------------
2.       Check the appropriate box if a member of a group*
         (a) (      )           (b) (     )

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       Citizenship or place of organization

         Delaware
--------------------------------------------------------------------------------
                       5.     Sole Voting Power
                              NONE

                              --------------------------------------------------
Number of shares   )   6.     Shared Voting Power
Beneficially       )          624,363
Owned by each      )
Reporting          )          --------------------------------------------------
Person with:       )   7.     Sole Dispositive Power
                              NONE

                              --------------------------------------------------
                       8.     Shared Dispositive Power
                              624,363

--------------------------------------------------------------------------------
9.       Aggregate amount beneficially owned by each reporting person

         624,363
--------------------------------------------------------------------------------
10.      Check box if the aggregate amount in row (9) includes certain shares*

         Not applicable
--------------------------------------------------------------------------------
11.      Percent of class represented by amount in row 9

         5.8%
--------------------------------------------------------------------------------
12.      Type of Reporting person*

         CO
--------------------------------------------------------------------------------

                                      13G
CUSIP No. 514766104                                               Page 5 of 9
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



Item 1(a)    Name of Issuer:      Landec Corporation (NASDAQ)

Item 1(b)    Address of Issuer's Principal Executive Offices:

             3603 Haven Avenue, Menlo Park, California  94025-1164

Item 2(a)                             Item 2(b)

      Name of Person Filing:          Address or Principal Office or, if NONE,
                                      Resident:

      Raychem Ventures, Inc.          300 Constitution Drive
                                      Menlo Park, California  94025-1164

      Raychem International
        Manufacturing Corporation     300 Constitution Drive
                                      Menlo Park, California  94025-1164

      Raychem Corporation             300 Constitution Drive
                                      Menlo Park, California  94025-1164

Item 2(c)    Citizenship:  California

Item 2(d)    Title of Class of Securities:  Common

Item 2(e)    Cusip Number:  514766104

                                      13G
CUSIP No. 514766104                                                 Page 6 of 9
________________________________________________________________________________


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)(  )      Broker or Dealer registered under Section 15 of the Act

(b)(  )      Bank as defined in Section 3(a)(6) of the Act

(c)(  )      Insurance Company as defined in Section 3(a)(19) of the Act

(d)(  )      Investment Company registered under Section 8 of the Investment
             Company Act

(e)(  )      Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940

(f)(  )      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
             1974 or Endowment Fund; see (Section 240.13d-1(b)(1)(ii)(F)

(g)(  )      Parent Holding Company, in accordance with Section 240.13d-1(b)
             (ii)(G)

(h)(  )      Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                      13G
CUSIP No. 514766104                                                Page 7 of 9
________________________________________________________________________________


Item 4.              Ownership


                                                                                    RAYCHEM
                                                                                 INTERNATIONAL
                                                              RAYCHEM            MANUFACTURING       RAYCHEM CORPORATION
                                                           VENTURES, INC.         CORPORATION

 (a)    Amount Beneficially Owned:                                 NONE                  NONE                624,363

 (b)    Percent of Class:                                          5.5%                   .3%                   5.8%

 (c)    Number of shares as to which such person has:

 (i)    Sole power to vote or to direct the vote;
                                                                587,750                36,613                   NONE

 (ii)   Shared power to vote or to direct the vote;
                                                                   NONE                  NONE                624,363

 (iii)  Sole power to dispose or to direct the
        disposition of;                                         587,750                36,613                   NONE

 (iv)   Shared power to dispose or to direct the
        disposition of;                                            NONE                  NONE                624,363

                                      13G
CUSIP No. 514766104                                                 Page 8 of 9
________________________________________________________________________________


Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following (   ).

Item 6.    Ownership of More than Five/Ten Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

                                      13G
CUSIP No. 514766104                                                 Page 9 of 9
________________________________________________________________________________


Item 10.             Certification.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


RAYCHEM VENTURES, INC.


By:      /s/ Raymond J. Sims
         ---------------------------------------------------
         Signature
         Name/Title:  Raymond J. Sims
         Senior Vice President and Chief Financial Officer
         Date:  February 14, 1997


RAYCHEM INTERNATIONAL MANUFACTURING CORPORATION


By:      /s/ Raymond J. Sims
         ----------------------------------------------------
         Signature
         Name/Title:  Raymond J. Sims
         Senior Vice President and Chief Financial Officer
         Date:  February 14, 1997


RAYCHEM CORPORATION


By:      /s/ Raymond J. Sims
         ----------------------------------------------------
         Signature
         Name/Title:  Raymond J. Sims
         Senior Vice President and Chief Financial Officer
         Date:  February 14, 1997